NEWS RELEASE
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SITRICK AND COMPANY, INC.     Contact:    Sitrick and Company
        Los Angeles/New York              Sandra Sternberg
                                          (212) 935-6662 ext. 234

                                          Rivian Bell
                                          (800) 329-7664 ext. 4086

                                          Patrick Lee
                                          (800) 329-7664 ext. 4091

                                          OR
                                          (310) 788-2850


               Alliance Entertainment Corp. To Restructure Debt
                                Under Chapter 11

                    Excludes Castle Communications, Red Ant and
                       St. Clair Entertainment from Filing


   New York, N.Y. -- July 14, 1997 -- Alliance Entertainment Corp. (NYSE: CDS),

one of the largest full-service distributors of prerecorded music and related products and a developer and marketer of new artist and catalog proprietary content in several genres, today filed voluntarily to reorganize under Chapter

11 of the Bankruptcy Code in order to facilitate the reorganization of the

Company's core businesses and the restructuring of the Company's approximately

$322 million of long-term debt and revolving credit and $204.1 million in trade and similar obligations at May 31, 1997.

   Excluded from today's filing were certain businesses in the Company's

Proprietary Products Group:  Castle Communications, the Company's U.K.-based catalog and re-issue label; St. Clair Entertainment Group, its Canadian subsidiary; and Red Ant, the Company's Los Angeles-based new release product label specializing in alternative rock and urban music.  The Company said that the exclusion of Castle and St. Clair was related to their status as non-

domestic entities; and that the exclusion of Red Ant related to the fact that the Company is in discussions with potential buyers regarding its sale.

   In addition to considering possible sale transactions with respect to Red

Ant, the Company said it anticipates that it will continue its pre-filing discussions as to certain financing transactions related to Alliance and, in that regard, announced that it has received a preliminary proposal for consideration from a third party with respect to a $50 million equity investment to be made in connection with a plan of reorganization for the

Company.

   Alliance confirmed that it has entered into a loan agreement with a syndicate of banks led by  Chase Manhattan that provides for approximately

$50 million of debtor-in-possession (DIP) financing for the filing entities.

Pending interim and final Court approval, the $50 million financing will enable the filing entities to continue operations uninterrupted, purchase new goods,

improve customer service and fill rates at the distribution businesses, work its catalog companies, develop and manufacture records in the content businesses and improve operating margins in all businesses.  Additionally, the Company said that it anticipates return to normalized trade credit in the near future with major suppliers that produce and supply the majority of the industry's prerecorded music.

   The Company today requested Court approval for the use of $3 million in cash collateral pending interim approval of the DIP financing, which is expected to be approved by the Court as early as Wednesday.

   "Alliance's growth through acquisition resulted in the accumulation of burdensome levels of debt and interest expense at a time of little or no growth in the domestic music industry," said Al Teller, chairman, chief executive officer and president.  "Operationally, our previously announced consolidation plan for the distribution-related businesses has been achieving the anticipated efficiencies.  However, principal and interest payments, as well as the

Company's current operating losses, continue to drain cash that it needed to operate our business on a competitive basis.

   "The filing will not only enable us to achieve an orderly reorganization of the debt and interest to servicable levels, but it will also allow us to eliminate certain operating costs and significantly strengthen our balance sheet.  The new financing is a vote of confidence by the financial community that will permit us to resume competitive purchasing of goods for the benefit of thousands of retail customers in our distribution business and result in a positive effect on all filed entities."

   Eric Weisman, the Company's chief operating officer, said, "Alliance has many strong, well-established businesses that are profitable at the operating level.  Our focus in the coming weeks will be to continue building value in these businesses, to reinforce our ongoing relationships with music suppliers,

and to strengthen our customer relationships by enhancing service levels.

We have top-level industry professionals operating our businesses, and I am looking forward to working closely with the unit presidents to build a cohesive,

unified management team throughout the Alliance enterprise."

   Mr. Teller said that he anticipates that daily operations of the filing entities will continue uninterrupted, and that those businesses will proceed with substantially more liquidity than has been available in recent months.

"I anticipate that employees of the filing entities will continue to be paid,

and customer orders will be filled promptly.  Insofar as our suppliers are concerned, we have been in constant contact with the major suppliers, and we are confident that they will continue to work with us going forward.

   "Alliance's distribution capabilities are virtually unmatched in the industry.  As a result of the segmentation of the marketplace, there are new business opportunities in distribution that show far greater growth potential than we have realized to date," Mr. Teller stated.  "We have a responsibility to our customers, employees, vendors and shareholders to maximize assets and to create an appropriate financial structure that will permit us to take greater advantage of high-growth, high-return opportunities."

   As of May 31, 1997, the Company's total assets were $512.4 million, including

$93.6 million of related costs in excess of assets acquired.  The Company's total obligations as of May 31, 1997, were approximately $536.3 million, which consisted of: (i) $137.2 million under a revolving credit agreement; (ii)

$39.5 million in term debt; (iii) $204.1 million in trade and similar obligations; (iv) $125.0 million in 11.25% Senior Subordinated Notes due 2005;

(v) $10.0 million in 6% Exchangeable Notes; and (vi) $6.7 million in mortgage bond in conjunction with the Company's distribution facility in Coral Springs,

Fla.  The Company's interest payments were estimated to total $35 million annually.

   Alliance Entertainment Corp. is a fully integrated, independent music company with more than 1,300 employees in the United States, Canada and the

United Kingdom.  The Company maintains corporate headquarters in New York and operations headquarters at its facility in Coral Springs, Fla.








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